UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 16, 2010

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement and

Pursuant to an agreement (the “Credit Facility”) dated March 26, 2010, Alphatec Holdings, Inc. (“Alphatec Holdings”), Alphatec Spine, Inc., a California corporation and a wholly owned subsidiary of Alphatec Holdings (“Alphatec Spine”, together with Alphatec Holdings, “Alphatec”), amended its Loan and Security Agreement with Silicon Valley Bank (“SVB”) and Oxford Finance Corporation (“Oxford”, together with SVB the “Lenders”). The Credit Facility permits Alphatec to borrow up to $40 million. The Credit Facility is due on April 1, 2012 and consists of a $15 million term note and a $25 million working capital line of credit. The initial interest rate of the term note is 12.0% per annum, and the interest rate of the working capital line of credit is the greater of 8.5% or SVB’s most recent prime rate plus 4.5%. The amount available under the working capital line of credit is based on eligible accounts and eligible inventory. The funds from the Credit Facility will serve as a source of capital for ongoing operations and working capital needs.

The Credit Facility contains customary lending and reporting covenants, which, among other things, prohibit Alphatec from assuming further debt obligations and any liens, unless otherwise permitted under the Credit Facility. Upon the occurrence of an event of default, which includes the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, or the occurrence of an event or change which could have a material adverse effect on Alphatec, the interest to be charged pursuant to the Credit Facility shall be increased to a rate that is up to five percentage points above the rate effective immediately before the event of default, and all outstanding obligations become immediately due and payable.

The foregoing description of the material terms of the Credit Facility does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Credit Facility, which the issuer will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
(Registrant)

Date: April 1, 2010	/s/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq. General Counsel and Vice President